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                                                                     EXHIBIT 5.1

                                January 17, 1997

Cisco Systems, Inc.
255 West Tasman Drive
San Jose, CA  95134

                  Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of certain shares of Common Stock (the "Shares") of Cisco Systems, Inc. (the "Company") to be issued to the shareholders of Metaplex, Inc. ("Metaplex") in connection with the acquisition of Metaplex by the Company. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

                  It is our opinion that, when issued in the manner referred to in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, such Shares will be legally and validly issued, fully paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and any amendment thereto.

                                            Very truly yours,


                                            /s/ Brobeck, Phleger & Harrison LLP
                                            BROBECK, PHLEGER & HARRISON LLP